EXHIBIT 5(a)

June 29, 2012

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Ladies and Gentlemen:

In my capacity as Senior Vice President and General Counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of an additional 6,800,000 shares (the “Shares”) of the common stock par value $1.00 per share, of the Company (the “Common Stock”), under the Company’s 2006 Omnibus Long-Term Incentive Plan, the Deferred Compensation Plan for Directors Who Are Not Employees, and the Deferred Stock Plan for Nonemployee Directors, and in this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the Plans referred to in the Registration Statement, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Yours very truly,

/s/ Robert A. Wason IV
Robert A. Wason IV
Senior Vice President and General Counsel